American Real Estate Partners, L.P.

Contact: Andrew R. Skobe
Treasurer
(212) 702-4300

For Immediate Release

American Real Estate Partners, L.P. Subsidiary Withdraws Offering of Senior Notes

New York, New York, October 18, 2006 -- American Real Estate Partners, L.P. (NYSE:ACP) ("AREP") announced today that the previously announced offering of $250.0 million aggregate principal amount of senior floating rate notes by American Entertainment Properties Corp., an indirect wholly-owned subsidiary of AREP, has been withdrawn.

AREP, a master limited partnership, is a diversified holding company engaged in a variety of businesses. AREP's businesses currently include gaming, oil and gas exploration and production, real estate and home fashion. To learn more about AREP, please